Exhibit (d)(7)

Schedule A

(updated and effective as 01/26/2026)

Fund(s)

Amplify AI Powered Equity ETF,

Amplify Alternative Harvest ETF,

Amplify BlackSwan Growth & Treasury Core ETF,

Amplify BlackSwan ISWN ETF,

Amplify Blockchain Technology ETF,

Amplify BlueStar Israel Technology ETF,

Amplify Etho Climate Leadership U.S. ETF,

Amplify Junior Silver Miners ETF,

Amplify Lithium & Battery Technology ETF, Amplify Seymour Cannabis ETF,

Amplify SILJ Covered Call ETF, and

Amplify Travel Tech ETF.